For Immediate Release

Contact:                     Willing L. Biddle, President
            or James R. Moore, CFO
            Urstadt Biddle Properties Inc.
            (203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter
and Fiscal 2007 Operating Results

Announces 14th Consecutive Annual Dividend Increase and
Raises Annualized Dividend Rates by .03¢ per Share

Greenwich, Connecticut, December 13, 2007 ...Urstadt Biddle Properties Inc. (UBA and UBP) today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2007.  The Company also announced an increase in the quarterly dividend rates on its Class A and Common shares.

Diluted funds from operations (“FFO”) for the quarter ended October 31, 2007 increased to $7,670,000 from $7,573,000 in the same quarter of fiscal 2006. For the year ended October 31, 2007, diluted FFO increased to $37,223,000 from $29,037,000 in fiscal 2006.  FFO in fiscal 2007 included income from a settlement of a lease guaranty obligation of $6,000,000.

Net income applicable to Common and Class A Common stockholders for the quarter ended October 31, 2007 was $4,240,000 compared to $4,251,000 in the corresponding three month period last year.  For the year ended October 31, 2007 net income applicable to Common and Class A Common stockholders was $35,046,000 compared to $15,690,000 in fiscal 2006.   Net income in the fiscal year ended October 31, 2007 included a gain on sale of property of $11,385,000 and income from a settlement of a lease guarantee obligation of $6,000,000.

Diluted funds from operations (“FFO”) per share for the quarter ended October 31, 2007 amounted to $0.27 per Common share and $0.30 per Class A Common share compared to $0.27 per Common share and $.30 per Class A Common share in the fourth quarter of fiscal 2006. Net income applicable to Common and Class A Common stockholders for the quarter was $0.15 per diluted Common share and $0.17 per diluted Class A Common share compared to $0.15 per diluted Common share and $0.17 per diluted Class A Common share in the corresponding three month period last year.

For the year ended October 31, 2007, diluted FFO per share amounted to $1.33 per Common share and $1.47 per Class A Common share compared to $1.04 per Common share and $1.15 per Class A Common share in fiscal 2006.  Net income applicable to Common and Class A Common stockholders per share in fiscal 2007 was $1.25 per diluted Common share and $1.39 per diluted Class A Common share compared to $0.57 per diluted Common share and $0.63 per diluted Class A Common share, last year.

Acquisitions and Sales

In fiscal 2007, UBP acquired two retail properties containing 102,000 sf of leaseable space for $21.4 million, all cash and a 20% interest in a partnership that owns a retail property in Westchester County, New York. The Company also purchased the remaining limited partnership interest in the Eastchester Mall that it didn’t already own at a cost of $2.8 million. The Company now owns 100% of the property. After year end, the company acquired a free standing retail property in northern New Jersey at a cost of $7.1 million.

Operating Results

Commenting on this year’s operating results Willing L. Biddle President and chief operating officer of UBP said, “We are pleased with our operating results this year and the additions to our growing core property portfolio.  Our target areas of Westchester and Putnam Counties, New York, Fairfield County, Connecticut and northern New Jersey continue to be strong economic regions. Our tenant base is solid with stable retailers who provide the consumer with staple goods and services. We are optimistic about the near term and look ahead to another successful year in 2008”.  Mr. Biddle continued, “We are pleased to report continued rental revenue growth in our core property portfolio this year. Our strong rental growth reflects recent property acquisitions and the effect of recently completed tenant lease transactions for both vacant space and expiring leases. In 2007, occupancy levels at the core properties increased to 95.4% from 93.2% at the beginning of the fiscal year. Overall, the core property portfolio was approximately 96% leased, unchanged from the end of last year. During the year, the Company signed or renewed expiring leases totaling 576,000sf of space.  Leases were generally signed at rates 10%-12% higher than the prior tenant rental rates.

UBP Announces increases in Class A and Common Share Dividend Rates for fourteenth consecutive year

The Directors of the Company approved increases in the quarterly dividend rates on shares of UBP’s Class A Common Stock and Common Stock for the fourteenth consecutive year.  The quarterly dividend rates were increased to $0.2375 for each share of Class A Common Stock and $0.2150 for each share of Common Stock. The new dividend rates represent annualized increases of $0.03 per share in both the Class A Common shares and Common shares.  Last year the Board of Directors approved increases in the annualized dividend rates of $0.02 per Class A Common share and Common share.  The dividends are payable January 18, 2008 to stockholders of record on January 4, 2008.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be an additional financial measure of operating performance of an equity REIT.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  Although FFO is a non-GAAP financial measure, the Company believes it provides useful information to shareholders, potential investors and management because it primarily excludes the assumption that the value of real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance such as gains (or losses) from sales of property.  The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is defined by NAREIT as net income or loss, excluding gains (or losses) from debt restructuring and sales of properties plus depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity.  UBP owns forty (40) properties containing 3.8 million square feet of space.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Table Follows

 URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
FISCAL YEAR AND FOURTH QUARTER 2007 RESULTS
(in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31		October 31
	2007	2006	2007	2006

Revenues
Base rents	$57,260	$54,862	$14,011	$13,816
Recoveries from tenants	17,660	16,957	4,267	3,795
Settlement of lease guarantee obligation	6,000	-	-	-
Lease termination income	115	75	-	75
Mortgage interest and other	845	408	95	47
	81,880	72,302	18,373	17,733

Expenses
Property operating	12,109	11,666	2,598	2,421
Property taxes	10,926	10,262	2,796	2,686
Depreciation and amortization	13,442	13,073	3,441	3,252
General and administrative	4,979	4,981	1,136	1,078
Directors' fees and expenses	240	250	59	55
	41,696	40,232	10,030	9,492

Operating Income	40,184	32,070	8,343	8,241
Non-Operating Income (Expense):
Interest expense	(7,773)	(8,287)	(1,863)	(1,986)
Interest, dividends and other investment income	501	950	104	256
Minority interests	(161)	(189)	(9)	(48)
Income from Continuing Operations before Discontinued Operations	32,751	24,544	6,575	6,463
Discontinued Operations:
Income from discontinued operations	252	488	-	123
Gain on sale of property	11,385	-	-	-
Income from Discontinued Operations	11,637	488	-	123

Net Income	44,388	25,032	6,575	6,586
Preferred stock dividends	(9,342)	(9,342)	(2,335)	(2,335)

Net Income Applicable to Common and Class A Common Stockholders	$35,046	$15,690	$4,240	$4,251

Diluted earnings per share:
Per Common Share:
Income from continuing operations	$.83	$.57	$.15	$.15
Income from discontinued operations	$.42	$-	$-	$-
Net Income Applicable to Common Stockholders	$1.25	$.57	$.15	$.15

Per Class A Common Share:
Income from continuing operations	$.93	$.63	$.17	$.17
Income from discontinued operations	$.46	$-	$-	$-
Net Income Applicable to Class A Common Stockholders	$1.39	$.63	$.17	$.17

URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
FISCAL YEAR AND FOURTH QUARTER 2007 RESULTS
(in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31		October 31
	2007	2006	2007	2006
Reconciliation of Net Income Applicable to Common and
Class A Common Stockholders to Funds from Operations
Net Income Applicable to Common and Class A Common Stockholders	$35,046	$15,690	$4,240	$4,251

Plus: Real property depreciation	10,530	9,981	3,024	2,540
Amortization of tenant improvements and allowances	2,267	2,450	249	573
Amortization of deferred leasing costs	564	557	148	121
Depreciation and amortization on discontinued operations	40	170	-	40
Minority interests	161	189	9	48
Less: Gains on sales of properties	(11,385)	-	-	-

Funds from Operations Applicable to Common and Class A
Common Stockholders (Diluted)	$37,223	$29,037	$7,670	$7,573

Funds from Operations (Diluted) Per Share:
Common	$1.33	$1.04	$.27	$.27
Class A Common	$1.47	$1.15	$.30	$.30

Weighted Average Shares Outstanding – Diluted
Common equivalent shares	7,293	7,199	7,310	7,256
Class A Common equivalent shares	18,694	18,673	18,666	18,705